Exhibit 99.1

  Benihana Inc. Reports a 6.4% Increase in First Fiscal Quarter 2008
                     Comparable Restaurant Sales

                   Total Restaurant Sales Grew 12.6%

    MIAMI--(BUSINESS WIRE)--Aug. 1, 2007--Benihana Inc. (NASDAQ:
BNHNA; BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, today reported a 6.4% increase in company-wide comparable restaurant sales for the sixteen-week period ended July 22, 2007. Comparable restaurant sales increased 6.2% at Benihana teppanyaki, 4.4% at RA Sushi, and 10.3% at Haru.

    For the first fiscal quarter of 2008, total restaurant sales increased 12.6% to $89.4 million from $79.4 million during the same quarter last year. Benihana teppanyaki represented approximately 73% of consolidated restaurant sales, while RA Sushi and Haru accounted for 15% and 12% of consolidated restaurant sales, respectively. There were a total of 1,219 store-operating weeks in the current first fiscal quarter of 2008 compared to 1,124 store-operating weeks in the first fiscal quarter of 2007.

    "Comparable sales at Benihana teppanyaki were favorably impacted by the price increase taken at the onset of the quarter. With regards to our emerging brands, RA Sushi posted positive results against a formidable comparison, while Haru experienced notable strength and essentially matched its double-digit comparison from last year. Overall, we are pleased with our ability to sustain positive comparable sales in the current environment, and believe it reflects the attractive market and value proposition of our three restaurant concepts," said Joel A. Schwartz, Chairman and Chief Executive Officer.

    During the first fiscal quarter of 2008, the Company incurred $1.1 million in additional depreciation expense related to shortening the useful lives for those restaurants affected by the ongoing renovation and revitalization program. The Company estimates a total of $2.4 million in accelerated depreciation costs for fiscal 2008, of which approximately $1.9 million will be incurred in the first half of the fiscal year. In the fiscal first quarter of 2008, the Company continued to build its real estate, construction, operations, information technology, and human resources departments. The company intends to continue this effort throughout fiscal 2008 to further support new unit development, as well as management of its larger restaurant portfolio.

    About Benihana

    Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 80 restaurants nationwide, including 59 Benihana teppanyaki restaurants, seven Haru sushi restaurants, and fourteen RA Sushi Bar restaurants. Under development at present are fourteen restaurants - four Benihana teppanyaki restaurants, two Haru restaurants, and eight RA Sushi restaurants. In addition, 19 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

    CONTACT: ICR
             Raphael Gross/Tom Ryan, 203-682-8200